Exhibit 99.4

Horizon Lines, Inc. Declares Quarterly Dividend

Charlotte, North Carolina, April 25, 2007 – Horizon Lines, Inc. (NYSE: HRZ) announced that its Board of Directors has voted to declare a cash dividend on its outstanding shares of common stock of $0.11 per share, payable on June 15, 2007 to all stockholders of record as of the close of business on June 1, 2007.

About Horizon Lines

Horizon Lines, Inc. is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, Inc. trades on the New York Stock Exchange under the ticker symbol HRZ.

Media Contact: Michael Avara, Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com